Exhibit 99.1

NEWS RELEASE

Westell Announces New Chief Operating Officer
Adding knowledge and experience to a strong management team

AURORA, ILLINOIS - June 26, 2013 - Westell Technologies, Inc. (NASDAQ: WSTL), a global leader of intelligent site and outside plant solutions, announces the appointment of Richard Cremona as the company's new Chief Operating Officer. Mr. Cremona will be responsible for worldwide sales, operations, and services for Westell.

With more than 25 years in the telecommunications industry, Mr. Cremona has held leadership roles in sales, marketing, services, operations, human resources, and international business development. Prior to joining Westell, he served as President and Chief Executive Officer of Kentrox (recently acquired by Westell) for more than five years and was also on the Board of Directors. He previously held executive positions with AT&T, Lucent Technologies, Sprint, and Openwave Systems.

“With his industry knowledge and global experience, we are pleased that Rich is joining the executive management team of Westell,” stated Rick Gilbert, Chairman and Chief Executive Officer of Westell. “His strong leadership and understanding of the telecommunications market will help us expand our business while ensuring we maintain high levels of service quality and operational excellence.”

About Westell
Westell Technologies, Inc., headquartered in Aurora, Illinois, is a global leader of intelligent site and outside plant solutions focused on the critical edge and access networks. The comprehensive solutions Westell provides enable service providers, industrial customers, tower operators, home network users, and other network operators to reduce operating costs while improving network performance. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

For additional information, contact:
Richard Gilbert
Chief Executive Officer
Westell Technologies, Inc.
+1 (630) 375-4128
InvestorRelations@westell.com